UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2014

NATIONAL PROPERTY INVESTORS 6
(Exact name of Registrant as specified in its charter)

California	0-11864	13-3140364
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

80 International Drive
Post Office Box 1089
Greenville, South Carolina 29602
(Address of principal executive offices)

(864) 239-1000
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

National Property Investors 6, a California limited partnership (the “Registrant”), owns Colony at Kenilworth Apartments (the “Property”), a 383-unit apartment complex located in Towson, Maryland. On August 28, 2014 (the “Effective Date”), the Registrant entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, DRA Fund VIII LLC, a Delaware limited liability company (the “Purchaser”), to sell the Property to the Purchaser for a total sales price of $46,010,000.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as an exhibit.

PURCHASE PRICE.  The total purchase price is $46,010,000, subject to certain prorations and adjustments at the closing.  Within 2 business days of the Effective Date, the Purchaser shall deliver an initial deposit of $1,000,000 to Stewart Title Guaranty Company (the “Escrow Agent”).

FEASIBILITY PERIOD.  The feasibility period ends on October 15, 2014. If the Purchaser fails to notify the Registrant in writing of its intent to terminate the contract on or prior to the end of the feasibility period, the initial deposit is non-refundable.

CLOSING. The expected closing date of the transaction is October 30, 2014.
The Registrant or Purchaser, upon written notice to the other party, on or before 5 days prior to the closing date, has the one-time right to adjourn the closing date up to 15 days or until the last business day of the month. Simultaneously with the written notice provided by the Purchaser, the Purchaser shall deposit an additional non-refundable deposit of $500,000 with the Escrow Agent. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Registrant will pay the base premium for the title policy, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, one-half of any transfer, sales, use, gross receipts or similar taxes on behalf of the Property and one-half of the customary closing costs of the Escrow Agent. The Purchaser will pay any other costs relating to the title policy, one-half of any transfer, sales, use, gross receipts or similar taxes on behalf of the Property and one-half of the customary closing costs of the Escrow Agent.

REPRESENTATIONS AND WARRANTIES.  The Purchaser and the Registrant each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to the Property by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $750,000 will be borne by the Registrant. The Registrant agreed to maintain, in full force and effect until the closing date, all existing insurance coverage on the Property.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the written approval of the Registrant.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit its deposits to the Registrant, and neither party will be obligated to proceed with the purchase and sale.  The Registrant expressly waived the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Registrant, prior to the closing, defaults in its representations, warranties, covenants, or obligations then the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $100,000 (unless the Registrant’s default involved willful refusal to close, in which case such liability cap is increased to $700,000) or, (ii) subject to certain conditions, seeking specific performance of the Registrant’s obligation to deliver the deed pursuant to the Purchase Agreement.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibit

10.39       Purchase and Sale Contract between National Property
Investors 6, a California limited partnership, and DRA Fund VIII, LLC, a Delaware limited liability company, dated August 28, 2014.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

The agreement included as an exhibit to this Form 8-K contains representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to an investor; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. Additional information about the Registrant may be found elsewhere in this Form 8-K and the Registrant’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PROPERTY INVESTORS 6

By:    NPI EQUITY INVESTMENTS, INC.
Managing General Partner

By:    /s/Stephen B. Waters
Stephen B. Waters
Senior Director of Partnership Accounting

Date:    August 29, 2014